EXHIBIT 99.2

For further information, please contact ABM’s Senior Vice
President & Chief Financial Officer, George B. Sundby,
at 415/733-4000 (or e-mail gsundby@abm.com).

ABM INDUSTRIES ANNOUNCES THIRD QUARTER FINANCIAL RESULTS AND
ACQUISITION OF THE JANITORIAL OPERATIONS OF PHILADELPHIA-BASED
HGO, INC.

SAN FRANCISCO, September 9, 2003 — ABM Industries Incorporated (NYSE:ABM) today reported net income for the quarter ended July 31, 2003 of $11.7 million ($0.23 per diluted share) compared to $12.6 million ($0.25 per diluted share) reported for the third quarter of fiscal 2002. As a result of the previously announced sale of the assets of Amtech Elevator Services to Otis Elevator on August 15, 2003, results from the Elevator segment have been reclassified as income from discontinued operations. Revenues from continuing operations for the third quarter of 2003 were $569.1 million, up 9% from $520.0 million in the third quarter of 2002. Income from continuing operations for the quarter ended July 31, 2003 was $10.6 million ($0.21 per diluted share) compared to $11.9 million ($0.23 per diluted share) for the third quarter of fiscal 2002.

A number of events affected the comparability of the quarters. The quarter ended July 31, 2002 benefited from a $5.7 million gain ($3.6 million after-tax) from a partial settlement on the World Trade Center insurance claim, a $2.0 million tax benefit from the adjustment of tax liabilities resulting from the filing of the 2001 tax returns, and a related $0.6 million tax benefit from reducing the estimated tax rate for 2002 from 38.0% to 36.3%. The third quarter of 2002 was adversely affected by a $3.1 million provision ($1.9 million after-tax) for costs associated with the elimination of the Chief Administrative Officer position, the early retirement of the Corporate General Counsel and the replacement of the President of the ABM Facility Services.

The quarter ended July 31, 2003 includes revenues and operating profits generated by the operations of Lakeside Building Maintenance acquired in July 2002, the self-performed janitorial operations of Horizon National Commercial Services acquired in January 2003 and the commercial parking operations of Valet Parking Service acquired in May 2003. Third quarter 2003 operating profits also include a $0.7 million tax benefit from the adjustment of tax liabilities resulting from the filing of the 2002 tax returns during the quarter.

     Net income for the nine months ended July 31, 2003 was $26.0 million ($0.52 per diluted share) compared to $34.6 million ($0.68 per diluted share) reported for the first nine months of fiscal 2002. Income from continuing operations for the nine months ended July 31, 2003 was $23.6 million ($0.47 per diluted share) compared to $32.9 million for the comparable period in fiscal 2002 ($0.64 per diluted share). Revenues from continuing operations for the first nine months of 2003 were $1,684.1 million up 11% from $1,523.0 million in the comparable 2002 period. In addition to the unusual items noted above, the nine months ended July 31, 2002 included an additional $4.3 million ($2.7 million after-tax) gain recognized in the second quarter of 2002 from the initial proceeds from the World Trade Center insurance claim.

     On August 29, 2003, ABM acquired the operations of HGO, Inc., a provider of janitorial services based in King of Prussia, Pennsylvania. Assets acquired by ABM include key accounts in the eastern United States. The terms of the acquisition include a cash payment made at closing of $12.8 million, plus contingent payments based on income improvement and contract retention during the three years commencing September 1, 2003. Annual revenues from the acquisition are approximately $40 million. The operating results generated from these assets will be included in the consolidated financial results of ABM Industries effective September 1, 2003.

     “Third quarter performance was solid in spite of some weakness in a couple of isolated areas and continued tightening of customers’ budgets that reduced higher margin capital project work and extra services,” said Henrik C. Slipsager, ABM’s President & Chief Executive Officer. “While not reflected in our third quarter results, the completion of the successful sale of Amtech Elevator Services to Otis Elevator and the acquisition of HGO, Inc., a premier janitorial operation in Philadelphia, are significant accomplishments that will be beneficial for ABM and its stockholders in the future,” said Slipsager.

     “Our cash flow from operations continued to be strong in the quarter, and with the sale of Elevator we have a cash surplus never seen before. We expect over time to continue to make acquisitions in our core services. Despite the good news associated with our recent acquisitions, we anticipate that the challenging economic environment will continue for the remainder of fiscal 2003,” said Slipsager. “We expect income from continuing operations for the fourth quarter of 2003 to be approximately $0.25 per diluted share. Net income for the fourth quarter including the gain on the sale of our elevator services business to Otis Elevator, will be approximately $1.25 per diluted share.”

     Wednesday morning, September 10th, at 6:00 a.m. (Pacific Daylight Time), ABM will host a live webcast of remarks by President & Chief Executive Officer Henrik C. Slipsager and Senior Vice President & Chief Financial Officer George B. Sundby, who will also answer questions from a panel of financial analysts who will join Slipsager and Sundby on the conference call. The webcast will be accessible at www.irconnect.com/primecast/03/q3/abm_3q2003.mhtml by clicking on ABM at that site. Listeners are requested to be online at least fifteen minutes early to register, as well as to download and install any complimentary audio software that might be required. The webcast will be archived at this URL for 90 days thereafter. In addition to the webcast, a limited number of toll-free telephone lines will be available for listeners who are among the first to call 877/440-9648 within fifteen minutes before the event. Telephonic replays will be accessible for 48 hours beginning two hours after the call ends by dialing 800/642-1687, and then entering ID #2432289.

     ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2002 revenues in excess of $2.0 billion and more than 63,000 employees, ABM provides janitorial, parking, engineering, security, lighting, mechanical and network services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, CommAir Mechanical and ABM Service Network.

Safe Harbor Statement

     Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: Because of the factors set forth below, as well as other variables affecting the Company’s operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. The statements contained herein which are not historical facts are forward-looking statements that are subject to meaningful risks and uncertainties, including but not limited to: (1) significant decreases in commercial real estate occupancy, resulting in reduced demand and pricing pressures on building maintenance and other facility services in the Company’s major markets, (2) inability to pass through cost increases in a timely manner, or at all, or to reduce expenses when sales decline, (3) loss or bankruptcy of one or more of the Company’s major customers, which could adversely affect the Company’s ability to collect its accounts receivable or recover its deferred costs as well as having an adverse impact on future revenue, (4) major collective bargaining issues that may cause loss of revenues or cost increases that non-union competitors can use to their advantage in gaining market share, (5) significant shortfalls in adding additional customers in existing and new territories and markets, (6) inability to successfully integrate acquisitions into the Company, (7) a protracted slowdown in the Company’s acquisition activities, (8) legislation or other governmental action that severely impacts one or more of the Company’s lines of business, such as price controls that could restrict price increases, or the unrecovered cost of any universal employer-paid health insurance, as well as government investigations that adversely affect the Company, (9) reduction or revocation of the Company’s line of credit, which would increase interest expense or the cost of capital, (10) cancellation or nonrenewal of the Company’s primary insurance policies, as many customers contract out services based on the contractor’s ability to provide adequate insurance coverage and limits, (11) catastrophic uninsured or underinsured claims against the Company, the inability of the Company’s insurance carriers to pay otherwise insured claims, or inadequacy in the Company’s reserve for self-insured claims, (12) inability to employ entry level personnel at competitive wage rates due to labor shortages, (13) resignation, termination, death or disability of one or more of the Company’s key executives, which could adversely affect customer retention and day-to-day management of the Company, and (14) other material factors that are disclosed from time to time in the Company’s public filings with the United States Securities and Exchange Commission, such as reports on Forms 8-K, 10-Q and 10-K.

BALANCE SHEET SUMMARY (UNAUDITED)

	July 31,	July 31,	Increase
	2003	2002	(Decrease)

Assets
Assets held for sale	$28,831,000	$34,206,000	-15.7%
Other current assets	428,142,000	409,650,000	4.5%
Goodwill	182,814,000	161,968,000	12.9%
All other assets	105,586,000	98,843,000	6.8%
Total assets	$745,373,000	$704,667,000	5.8%
Liabilities
Liabilities held for sale	$7,869,000	$5,508,000	42.9%
Other current liabilities	243,719,000	214,504,000	13.6%
Non-current liabilities	94,758,000	103,036,000	-8.0%
Total liabilities	$346,346,000	$323,048,000	7.2%
Stockholders’ Equity	$399,027,000	$381,619,000	4.6%
Total liabilities and stockholders’ equity	$745,373,000	$704,667,000	5.8%

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,		Increase
	2003	2002	(Decrease)

Net Cash Provided By Operating Activities	$25,815,000	$22,839,000	13.0%
Net Cash Used In Investing Activities	$(5,520,000)	$(39,913,000)	-86.2%
Common stock issued	$3,553,000	$3,916,000	-9.3%
Stock buyback	(2,795,000)	—	—
Dividends paid	(4,693,000)	(4,405,000)	6.5%
Net debt borrowings	—	15,000,000	—
Increase in bank overdraft	—	2,594,000	—
Net Cash (Used In) Provided By Financing Activities	$(3,935,000)	$17,105,000	-123.0%

	Nine Months Ended July 31,		Increase
	2003	2002	(Decrease)

Net Cash Provided By Operating Activities	$49,058,000	$63,150,000	-22.3%
Net Cash Used In Investing Activities	$(26,742,000)	$(54,611,000)	-51.0%
Common stock issued	$11,227,000	$13,656,000	-17.8%
Stock buyback	(12,092,000)	(16,670,000)	-27.5%
Dividends paid	(14,003,000)	(13,283,000)	5.4%
Net debt borrowings	—	3,181,000	—
Increase in bank overdraft	—	4,281,000	—
Net Cash Used In Financing Activities	$(14,868,000)	$(8,835,000)	68.3%

SUMMARY INCOME STATEMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2003	2002	(Decrease)

Sales and other income	$569,093,000	$514,260,000	10.7%
Gain on insurance claim	—	5,725,000	—

Total revenues	569,093,000	519,985,000	9.4%
Operating expenses and cost of goods sold	511,720,000	460,942,000	11.0%
Selling, general and administrative expenses	41,689,000	44,290,000	-5.9%
Interest expense	216,000	229,000	-5.7%

Income from continuing operations before income taxes	15,468,000	14,524,000	6.5%

Income from continuing operations, net of income taxes	10,556,000	11,891,000	-11.2%
Income from discontinued operations, net of income taxes	1,182,000	743,000	59.1%

Net income	$11,738,000	$12,634,000	-7.1%
Net income per common share:

Basic — From continuing operations	$0.21	$0.24	-12.5%
From discontinued operations	0.03	0.02	50.0%

Net income	$0.24	$0.26	-7.7%

Diluted — From continuing operations	$0.21	$0.23	-8.7%
From discontinued operations	0.02	0.02	0.0%

Net income	$0.23	$0.25	-8.0%
Average common shares outstanding:
Basic	49,269,000	49,059,000	0.4%
Diluted	50,244,000	51,179,000	-1.8%

	Nine Months Ended July 31,		Increase
	2003	2002	(Decrease)

Sales and other income	$1,684,074,000	$1,512,935,000	11.3%
Gain on insurance claim	—	10,025,000	—

	Nine Months Ended July 31,		Increase
	2003	2002	(Decrease)

Total revenues	1,684,074,000	1,522,960,000	10.6%
Operating expenses and cost of goods sold	1,520,980,000	1,360,202,000	11.8%
Selling, general and administrative expenses	127,027,000	113,580,000	11.8%
Interest expense	503,000	726,000	-30.7%

Income from continuing operations before income taxes	35,564,000	48,452,000	-26.6%

Income from continuing operations, net of income taxes	23,554,000	32,929,000	-28.5%
Income from discontinued operations, net of income taxes	2,414,000	1,685,000	43.3%

Net income	$25,968,000	$34,614,000	-25.0%
Net income per common share:
Basic — From continuing operations	$0.48	$0.67	-28.4%
From discontinued operations	0.05	0.04	25.0%

Net income	$0.53	$0.71	-25.4%

Diluted — From continuing operations	$0.47	$0.64	-26.6%
From discontinued operations	0.05	0.04	25.0%

Net income	$0.52	$0.68	-23.5%
Average common shares outstanding:
Basic	49,105,000	49,093,000	0.0%
Diluted	50,031,000	51,117,000	-2.1%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2003	2002	(Decrease)

Sales and Other Income
Janitorial	$343,314,000	$295,556,000	16.2%
Parking	97,835,000	91,912,000	6.4%
Engineering	44,492,000	43,273,000	2.8%
Security	41,449,000	36,603,000	13.2%
Lighting	30,657,000	31,868,000	-3.8%
Other	11,303,000	14,960,000	-24.4%
Corporate	43,000	88,000	-51.1%

	$569,093,000	$514,260,000	10.7%
Operating Profit
Janitorial	$13,859,000	$12,442,000	11.4%
Parking	2,326,000	2,077,000	12.0%
Engineering	2,631,000	2,626,000	0.2%
Security	1,897,000	1,468,000	29.2%
Lighting	1,373,000	1,880,000	-27.0%
Other	333,000	(2,159,000)	-115.4%
Corporate expenses	(6,735,000)	(9,306,000)	-27.6%

Operating profit from continuing operations	15,684,000	9,028,000	73.7%
Gain on insurance claim	—	5,725,000	—
Interest expense	(216,000)	(229,000)	-5.7%

Income from continuing operations before income taxes	$15,468,000	$14,524,000	6.5%

	Nine Months Ended July 31,		Increase
	2003	2002	(Decrease)

Sales and Other Income
Janitorial	$1,017,671,000	$866,585,000	17.4%
Parking	283,909,000	269,751,000	5.2%
Engineering	134,064,000	129,610,000	3.4%
Security	118,246,000	103,397,000	14.4%
Lighting	97,380,000	96,506,000	0.9%
Other	32,528,000	46,648,000	-30.3%
Corporate	276,000	438,000	-37.0%

	$1,684,074,000	$1,512,935,000	11.3%
Operating Profit
Janitorial	$37,236,000	$39,612,000	-6.0%
Parking	3,938,000	4,908,000	-19.8%
Engineering	7,247,000	7,286,000	-0.5%
Security	4,399,000	3,728,000	18.0%
Lighting	3,866,000	5,884,000	-34.3%
Other	280,000	(1,387,000)	-120.2%
Corporate expenses	(20,899,000)	(20,878,000)	0.1%

Operating profit from continuing operations	36,067,000	39,153,000	-7.9%
Gain on insurance claim	—	10,025,000	—
Interest expense	(503,000)	(726,000)	-30.7%

Income from continuing operations before income taxes	$35,564,000	$48,452,000	-26.6%